Exhibit 5

                        LEASEHOLD ACQUISITION AGREEMENT


     THIS LEASEHOLD ACQUISITION AGREEMENT ("Agreement") is made and entered into this 12th day of October, 2000, by and among Bass (U.S.A.) Incorporated ("Bass"), in its individual capacity and on behalf of its subsidiaries and affiliates, including but not limited to Bristol Hotel Tenant Company, Bristol Hospitality Tenant Company and Bristol Lodging Tenant Company (collectively, the "Bass Parties"), and FelCor Lodging Trust Incorporated ("FCH"), in its individual capacity and on behalf of its subsidiaries and affiliates (collectively, the "FCH Parties").

                                  WITNESSETH:

     WHEREAS, one of the FCH Parties is the owner of, and one or more of the Bass Parties is the lessee, manager and/or franchisee of, each of the hotels described on Exhibit A attached hereto and incorporated herein by reference (individually, a "Hotel" and collectively, the "Hotels"); and

     WHEREAS, the parties hereto desire to provide for the transfer to FCH, or its designee, of all of the leasehold estates in, and the other assets related to the operation of, each such Hotel, all in accordance with the terms set forth herein, and the parties intend such transfer to qualify as one or more reorganizations within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

     1. With respect to each Hotel, Bass shall cause the leasehold estate owned by the Bass Parties in such Hotel (including all rights, title, interest and benefits arising under or by virtue of the lease creating such leasehold estate) and all rights, title, interest and benefits owned or held by the Bass Parties in, to or under all tangible and intangible assets, contract rights, licenses, permits and other assets, benefits or rights located at, relating to, or used primarily in the operation or maintenance of, such Hotel (collectively, the "Leasehold Assets") to be transferred to FCH, or its designee, effective upon the earlier of (i) the closing of a sale by any of the FCH Parties of such Hotel to an unrelated third party and (ii) 12:01 a.m. January 1, 2001. For purposes of this Agreement, an "unrelated third party" shall be one in which the FCH Parties hold or retain no more than a 50% interest. The provision of Paragraph 9 shall govern the transition of hotel operations as the Leasehold Assets are transferred. In no event shall the FCH Parties acquire, prior to January 1, 2001, any Leasehold Assets relating to a particular Hotel prior to the date of sale of such Hotel to an unrelated third party.

     2. Concurrently with each transfer of Leasehold Assets to FCH or its designee, (a) FCH shall execute and deliver to Bass an indemnity agreement, in form and substance reasonably satisfactory to Bass, indemnifying the Bass Parties of and from any and all debts, liabilities, obligations, actions, causes of action, suits, and claims relating to such Leasehold Assets, or the Hotel to which such Leasehold Assets relate, that are incurred, or arise out of or relate to the occurrence of any act, action, omission or event, on or after the effective date of such transfer and (b) Bass shall execute and deliver to FCH an indemnity and warranty agreement, in form and substance reasonably satisfactory to FCH, indemnifying the FCH Parties of and from any and all debts, liabilities, obligations, actions, causes of action, suits, and claims relating to such Leasehold Assets, or the Hotel to which such Leasehold Assets relate, that are existing or incurred, or arise out of or relate to the occurrence of any act, action, omission or event, prior to the effective date of such transfer and warranting that the Leasehold Assets transferred to FCH, or its designee, are, at the time of transfer, free and clear of any liens, claims or encumbrances whatsoever, and that no person held any right or option to acquire any interest in the Leasehold Assets that are being so transferred. In the event that either the Bass Parties or the FCH Parties (as opposed to any unrelated third party purchaser) shall incur any extraordinary cost, charge or expense with respect to obtaining any necessary consent to the transfer of Leasehold Assets contemplated hereby, or any termination payment or penalty in connection with the termination of any contract, license or permit which cannot be assigned (other than liquidated damages related solely to the termination of franchise agreements due to the sale of the Hotels to which they relate), in connection with the sale of any of the Hotels to an unrelated third party, any such cost, charge, or expense, and all real estate commissions and other costs and expenses incurred by the FCH Parties in effecting such sale, shall be payable out of the proceeds of sale of such Hotel. The net proceeds of sale received by the FCH Parties, whether in cash or other property (with any non-cash property being valued as provided in Paragraph 6 below), from the sale of any such Hotel, after the deduction of all such expenses related thereto, is hereinafter referred to as the "Net Proceeds" of such sale.

     3. In consideration of and in exchange for the Bass Parties transfer of the Leasehold Assets to FCH, or its designees, pursuant to Section 1 hereof, FCH agrees to issue and pay to the applicable Bass Parties, on January 2, 2001:

          (A) Shares of common stock, par value $0.01 per share, in FCH ("Shares") having an aggregate value, determined in the manner provided in
     Section 4 below, most nearly equal to the sum of (i) with respect to Hotels which have not been sold by the FCH Parties to an unrelated third party on or before December 31, 2000, the aggregate "Post 12/31/00 Minimum Exchange Values" for such Hotels, as set forth opposite the names of such Hotels on Exhibit A attached hereto and incorporated herein by reference, plus (ii) with respect to the Hampton Inn - Dallas Downtown hotel, which the FCH Parties have elected to retain and not to offer for sale, an additional $167,000, to reflect an adjusted Minimum Exchange Value for this hotel of $1,652,000, plus (iii) with respect to Hotels which have been sold by the FCH Parties to an unrelated third party on or before December 31, 2000, the greater of (a) the aggregate of the "Pre 12/31/00 Minimum Exchange Values" for such Hotels and (b) 9% of the aggregate Net Proceeds actually received by the FCH Parties from the sale of such Hotels; and

          (B) With respect to each Hotel sold by the FCH Parties to an unrelated third party on or prior to December 31, 2000, cash in an amount equal to the aggregate dividends, having a record date between the date of the closing of such sale and December 31, 2000, both inclusive, which would have been paid on the number of

     Shares allocable to such Hotel; and the aggregate number of Shares to be issued to Bass pursuant to subsection 3 (A) above shall be allocated among the Hotels, for purposes hereof, in direct proportion to the dollar value ascribed to each such Hotel for purposes of subsection 3 (A) above.

     4. In consideration of and in exchange for the Bass Parties transfer of the Leasehold Assets to FCH, or its designees, pursuant to Section 1 hereof, FCH agrees to issue and pay to the applicable Bass Parties, on July 5, 2001:

          (A) With respect to those Hotels which are sold by the FCH Parties to an unrelated third party between January 1, 2001 and June 30, 2001 (both inclusive) under and pursuant to a binding agreement entered into, and under which any right of termination (other than as a result of breach) has expired, on or before December 31, 2000 (each, a "2000 Sale Contract"), that number of Shares having an aggregate value, determined in the manner provided in Section 5 below, most nearly equal to the amount, if any, by which (i) the greater of (a) the aggregate of the "Pre 12/31/00 Minimum Exchange Values" for such Hotels and (b) 9% of the aggregate Net Proceeds actually received by the FCH Parties from the sale of all such Hotels exceeds (ii) the aggregate "Post 12/31/00 Minimum Exchange Values" for all such Hotels, as set forth opposite the names of such Hotels on Exhibit A attached hereto and incorporated herein by reference;

          (B) With respect to each Hotel sold by the FCH Parties to an unrelated third party between January 1, 2001 and June 30, 2001 (both inclusive) under and pursuant to a 2000 Sale Contract, cash in an amount equal to the aggregate dividends having a record date between the date of the closing of such sale and June 30, 2001, both inclusive, which would have been paid on the number of Shares allocable to such Hotel; and the aggregate number of Shares to be issued to Bass pursuant to subsection 4
     (A) above shall be allocated among such Hotels, for purposes hereof, in direct proportion to the dollar amount attributable to each such Hotel for purposes of subsection 4 (A) above; and

          (C) With respect to the Hotels sold by the FCH Parties to unrelated third parties between the date of this Agreement and June 30,2001 (both inclusive), under and pursuant to a 2000 Sale Contract, that number of Shares having an aggregate value, determined in the manner provided in
     Section 5 below, most nearly equal to 6% of the amount (if any) by which
     (i) the aggregate Net Proceeds actually received by the FCH Parties from the sale of such Hotels, exceeds (ii) the aggregate of the "Mid Point Gross Target Price" of such Hotels, as set forth on Exhibit A attached hereto and incorporated herein by reference.

     5. FCH intends to purchase shares of its outstanding common stock, par value $0.01 per share, from time to time, in the open market at prevailing prices or through privately negotiated transactions during (i) the period commencing on the date hereof and ending on December 31, 2000 (the "First Pricing Period") and (ii) the period commencing on January 1, 2001 and ending on June

30, 2001 (the "Second Pricing Period," and, together with the First Pricing Period, the "Pricing Periods"). All such purchases of FCH common stock shall be made by FCH in the ordinary course of business pursuant to its publicly announced stock repurchase program. Regardless of the actual number of shares of common stock purchased by FCH during the Pricing Periods, the average per share cost (including commissions) of all shares of common stock actually purchased by FCH (i) during the First Pricing Period shall constitute the value of each Share to be issued by FCH to Bass, pursuant to this Agreement, on January 2, 2001 and (ii) during the Second Pricing Period shall constitute the value of each Share to be issued by FCH to Bass, pursuant to this Agreement, on July 5, 2001.

     6. In the event the Net Proceeds actually received from the sale by the FCH Parties of any of the Hotels on or prior to June 30, 2001, includes any evidence of indebtedness or other noncash property, such non-cash property shall be retained by the FCH Parties and shall be valued, for the purpose of determining the Net Proceeds of such sale, at the fair market value thereof (i) as agreed to by Bass and FCH within thirty (30) calendar days following the closing of the sale in which such non-cash property is so received or (ii) if Bass and FCH fall for any reason to agree in writing upon the fair market value of such non-cash property within such time period, as determined by an appraisal thereof. Within ten (10) business days following the expiration of such thirty (30) day period, FCH and Bass shall each have the right, by written notice to the other party, to appoint one appraiser. If two appraisers have been so appointed by the expiration of such ten (10) business day period, then the two appraisers so appointed shall promptly appoint a third appraiser. If three appraisers are appointed as herein provided, each shall promptly submit to FCH and Bass his appraisal of the fair market value of such non-cash property, and the average of the two most nearly equal appraisals of fair market value shall constitute the fair market value of the non-cash property so appraised, for the purpose of determining the Net Proceeds of the sale in which such property was received, and shall be final and binding upon all parties. If only one appraiser has been appointed prior to the expiration of such ten (10) business day period, then the one appraiser so timely appointed shall promptly submit to FCH and Bass his appraisal of the fair market value of such noncash property, which shall be final and binding upon all parties.

     On or before September 1, 2001, FCH shall cause to become effective under the Securities Act of 1933, as amended, a resale registration statement covering the resale of Shares issued pursuant to this Agreement.

     FCH hereby agrees to report the transfer of the Leasehold Assets by the Bass Parties to FCH, or its designee, on FCH's federal and conforming state income tax returns, as one or more tax-free reorganizations pursuant to Section 368(a)(1)(C) of the Code except to the extent that (i) FCH obtains the prior written consent of Bass to report such transaction or transactions in another manner or (ii) FCH is required to report such transaction or transactions in another manner by the Internal Revenue Service or applicable state taxing authority or by applicable judicial or administrative order.

     9. As and when the Leasehold Asset relating to each Hotel are transferred to FCH or its designee, the following transition rules will apply with respect to the Bass Parties' hotel operations activities at each such Hotel:

     (a) Employees. To the extent that FCH conveys any Hotel to a third party, or engages a third party management company or operator to manage any Hotel, concurrently with the transfer of the Leasehold Assets related to such Hotel by any of the Bass Parties; then, upon such transfer of the Leasehold Assets related to such Hotel by any of the Bass Parties to FCH, FCH agrees that it shall cause the purchaser or third party management company or operator, as the case may be, to offer employment to substantially all of the employees of any of the Bass Parties working in the Hotel at the time of such transfer. In the event any of the Bass Parties are obligated by current policies or employment agreements to make a severance payment to any employee not offered employment by the purchaser or third party management company, FCH shall indemnify the Bass Parties for the cost of such severance payment unless such payment is made to the general manager of the Hotel, in which case the severance cost shall be borne by the Bass Parties. In addition, FCH shall indemnify and hold the Bass Parties harmless against any and all claims, demands, causes of action, liabilities or judgements incurred by the Bass Parties arising out of or related to the the Worker Adjustment Retraining and Notification Act. Upon the transfer of the Leasehold Assets (the "Time of Transfer") the Bass Entities shall terminate or arrange for the termination of all Hotel Employees as of the Closing Date and shall pay to Hotel employees all wages (including accrued but unused vacation pay, if any) that any Hotel employee is owed, as of the Time of Transfer, pursuant to statute, collective bargaining agreement or contract, and such Hotel employees' wages, benefits and total remuneration shall be apportioned as of the Time of Transfer. Any required adjustment in such credits or payments shall be made within thirty (30) days after the Time of Transfer. FCH's purchaser shall not be required to assume any obligations under any employee benefit plans currently maintained for Hotel employees unless otherwise required by law. FCH's Purchaser shall not be required to assume existing collective bargaining agreements between any Bass Entity and any union.

     (b) Pre-Transfer Reservations and Agreements. FCH will cause the transferee of any Hotel, or any third party management company or operator operating any Hotel for FCH, to honor the terms and rates of all room reservations, room allocation and banquet facility and service agreements relating to such Hotel that are confirmed or entered into by any of the Bass Parties in the ordinary and normal course of business prior to the date of the transfer to FCH, or its designee, of the Leasehold Assets relating to such Hotel and that are to be honored or performed subsequent to the date of such transfer, but only if and to the extent that such room reservations, room allocation and banquet facility and service agreements are disclosed in a schedule of all such pre-transfer reservations and copies of all such agreements, or a statement of all applicable terms and conditions (where there are no written agreements), are attached to the "Working Capital Settlement Statement," as hereinafter defined. Any deposits or other payments received by any of the Bass Parties, whether before or after a transfer, in respect of any such disclosed room reservations, room allocation and banquet facility and service agreements, to be honored or performed on or after the applicable date of transfer will be delivered to FCH promptly upon receipt, or credited to FCH in the "Working Capital Settlement Statement." FCH acknowledges that none of the Bass Parties has made any representations with respect to such agreements for facilities or services, and FCH assumes the risk of non-utilization of reservations and of non-performance of such agreements. FCH agrees to indemnify, defend and hold Bass harmless from and against any claim which may be asserted against any of the Bass Parties alleging that FCH has failed to honor any of such disclosed post-transfer reservations or agreements in accordance with their disclosed terms.

     (c) Working Capital Settlement. As of the date of the transfer of Leasehold Assets with respect to each Hotel, Bass and FCH, or any purchaser from FCH, as the case may be, shall jointly prorate rents, revenues, other income, taxes (including, personal property taxes), expenses, utility charges, assessments and charges related to each such Hotel based upon the most current information available on the transfer date; provided, however, the Bass Parties shall receive the entire advantage of any discounts for the prepayment of any taxes, assessments or charges made by it in the ordinary and normal course of business. Notwithstanding the foregoing, (i) all revenues from the rental of guest rooms (together with any sales or other taxes thereon) for the night of the transfer ("Room Revenues"); (ii) the invoice cost of the food, beverage and alcoholic beverage inventories owned by the Bass Parties at each Hotel that are in good and useable condition and in unopened containers (the "F&B Inventories"); (iii) prepaid deposits for confirmed reservations, hotel facilities and services for periods on or after the transfer date; (iv) the amounts of any accounts receivable of any guests who have not checked out and who are occupying rooms during the evening of the transfer (the "Tray Ledger"); and (v) cash on hand for petty cash and cashiers' banks (the "House Funds"), shall be jointly determined by Bass and FCH, or any purchaser from FCH, as the case may be, and set forth in the "Working Capital Settlement Statement." Since the financial results pertaining to the evening of transfer are necessary for the completion of the Working Capital Settlement Statement, Bass shall complete the posting of all such financial activity, all schedules, credit card billings and all other activities normally associated with the daily activity at each Hotel for the evening of transfer, under the supervision of FCH, or any purchaser from FCH, as the case may be. Any amounts determined to be due and owing to Bass by FCH shall be paid for by FCH, by wire transfer of immediately available funds to a bank account designated by Bass (or in such other form and manner as Bass may reasonably designate) within two business days following the completion and joint execution of the Working Capital Settlement Statement. The term "Working Capital Settlement Statement" shall mean a final accounting jointly prepared by accountants for Bass and FCH (or its designee) during the period between 8:00 p.m. local time (as applicable to each of the Hotels) on the date immediately preceding the transfer and 8:00 a.m. local time (as applicable to each of the Hotels) on the day of the transfer, the results of which shall be incorporated into a written operations settlement statement which shall be executed by both Bass and FCH, or its purchaser, as the case may be.

     For purposes of this Paragraph 9(c), the following shall apply:

          (i) Room Revenues and F&B Revenues for the night of transfer (the "night of the transfer" being defined for purposes of this Paragraph 9(c) to mean the night immediately prior to the transfer date) shall be divided equally between FCH and Bass pursuant to the Working Capital Settlement Statement. All other revenues for the night of transfer shall belong solely to Bass.

          (ii) FCH shall purchase the Tray Ledger, the F&B Inventories and the House Funds (exclusive of any non-cash items) from Bass pursuant to the Working Capital Settlement Statement.

          (iii) All accounts receivable and accounts payable shall be retained by the applicable Bass Party for collection or payment by it. FCH, or any purchaser from FCH, shall cooperate with Bass in the collection of such receivables and shall promptly remit to Bass any payments received by it that relate to accounts receivable so retained by Bass.

          (iv) On the Transfer date, Bass shall credit to the account of FCH, or the purchaser from FCH, the amount of any deposits then held by Bass in respect of room reservations, room allocation and banquet facility and service agreements to be honored or performed subsequent to the transfer.

     (d) Liquor License transfer; interim agreements. The Bass Parties will cooperate in all reasonable respects (which shall include, without limitation, supplying information known to the Bass Parties and execution of such documents as may be legally required) with FCH and any purchaser or transferee from FCH in connection with the application for transfer of any existing alcoholic beverage licenses held by the Bass Parties or its agent in connection with its operation of the Hotel (the "Liquor License") to such purchaser or purchaser's application for a new Liquor License (as the case may be, the "Liquor Application"). FCH shall cause such purchaser to diligently and in good faith proceed with the Liquor Application. Without limiting the generality of the foregoing, if the purchaser is unable to obtain the transfer of the Liquor License or to obtain a new Liquor License prior to the transfer date, then, on the date of transfer, the appropriate Bass entity(ies) and such purchaser shall enter into an interim arrangement (the "Interim Agreement") whereby the Bass entity(ies) shall operate the liquor concessions at the Hotel on behalf of purchaser pending the transfer or issuance of the Liquor License to purchaser and purchaser and FCH shall indemnify, defend and hold such Bass entity(ies) harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) arising in connection with such operation.

     (e) Guest Property in Seller's Possession on Date of Transfer. Property of guests of the Hotel in the care, possession or control (excluding that in guest rooms) of a Bass Party on the date of transfer shall be handled in the following manner:

          (i) Safe Deposit Boxes. On the Closing Date, the appropriate Bass Party shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Date of Transfer. The Bass Party may have a representative present at the Hotel during such three (3) day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three day period. Such boxes shall be opened on the following day in the presence of representatives of the Bass Party, and purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of purchaser shall be the responsibility of purchaser; and FCH shall indemnify, or cause purchaser to indemnify, Bass Party against any claim or obligation arising out of or with respect to such property. The Bass Party shall be responsible for, and shall indemnify and hold FCH and its purchaser harmless from and against, any claim for property placed in the safe deposit boxes before the time of transfer that is not listed in said inventory.

          (ii) Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of any Bass Party shall be listed in an inventory to be prepared in duplicate and signed by representatives of the Bass Party, FCH and its purchaser on the date of transfer. FCH's purchaser shall be responsible from and after the Date of Transfer for all baggage (and the contents thereof) and other guest property listed in inventory, FCH's purchaser shall indemnify and save and hold Bass harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Bass agrees to indemnify and save and hold FCH's purchaser harmless from and against any claim arising prior to the transfer date out of or with respect to any guest baggage or other guest property not listed in the inventory.

          (iii) This Section 9 (e) shall survive the transfer.

     (f) Cooperation Pending Sale. In order to facilitate a sale or change in management of any Hotel, Bass Party(ies) will grant access to each Hotel, upon reasonable notice and at reasonable times, to any prospective purchaser or operator, and shall cooperate in the communication of information concerning hotel operations to any such third party as requested by FCH. Bass and FCH shall agree upon a mutually-acceptable method whereby FCH may request and receive from Bass lists and copies of contracts, leases, inventories, personnel lists, reservations and similar information (collectively "due diligence materials"). Pending the sale or transfer of management of any Hotel, the Bass Party(ies) shall continue to operate such Hotel in the ordinary course of business, accepting reservations and maintaining stocks and inventories at normal levels.

     (g) Existing Franchise Agreements; Indemnity. The parties acknowledge that each of the

Hotels is currently operated under license from a third party (the "Franchisor") pursuant to a license or franchise agreement ("Franchise Agreement") between such Franchisor and a Bass Entity. Notwithstanding anything to the contrary in Section 2 hereof, in the event FCH sells or contracts to sell a Hotel to any third party or in the event FCH contracts on an interim basis or otherwise for the management of any Hotel by a third party, and such purchaser or manager does not apply for or receive approval for a franchise or license agreement from the same Franchisor as currently franchises such Hotel (or does not receive the right to continue to opeate the hotel under a temporary arrangement with the Franchisor), and such sale, contemplated sale or management arrangement results ultimately in the termination of the existing Franchise Agreement for such Hotel by the Franchisor together with a demand by such Franchisor that a Bass Party pay a termination fee or penalty by reason of such termination:

          (1) FCH shall indemnify and reimburse the Bass Party for any termination fee or penalty paid by such Bass Party to a Franchisor; and

          (2) Bass and/or the Bass Parties shall cooperate with FCH to mitigate or contest any such fee or penalty, and shall allow FCH to pursue in its name(s), any dispute, claim, litigation, arbitration or mediation disputing the assessibility or calculation of such fee or penalty.

     10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall be deemed one and the same agreement.

     11. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be delivered when delivered by hand or sent by registered or certified mail (return receipt requested and postage prepaid) or by reputable overnight courier service and addressed as follows:

          (a)  If to any of the Bass Parties, to:

               Bass (U.S.A.) Incorporated
               Three Ravinia Drive, Suite 2900
               Atlanta, GA 30346-2149
               Attention: General Counsel

          (b)  If to any of the FCH Parties, to:

               FelCor Lodging Trust Incorporated
               545 E. John Carpenter Frwy., Suite 1300
               Irving, TX 75062
               Attention: General Counsel

     12. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective subsidiaries, affiliates, successors and assigns.

     13. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to the matters set forth herein. No amendment or modification of this Agreement, or of any of the provisions hereof, shall be binding upon any party unless made in writing and signed by both Bass and FCH.

     14. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, FCH, on its own behalf and on behalf of the FCH Parties, and Bass, on its own behalf and on behalf of the Bass Parties, have each caused this agreement to be duly executed as of the day and year first above written by an officer thereunto duly authorized.

                                        FELCOR LODGING TRUST INCORPORATED


                                        By:     /s/ LARRY J. MUNDY
                                                ----------------------------
                                                Larry J. Mundy
                                                Senior Vice President


                                        BASS (U.S.A.) INCORPORATED


                                        By:     /s/ MICHAEL CORR
                                                ----------------------------
                                        Name:   Michael Corr
                                        Title:  Vice President